CERTIFICATE OF ADJUSTMENT



         This Certificate of Adjustment is dated this 11th day of February, 1997 with respect to the adjustment to Warrant No. TH-1 of Conseco, Inc. pursuant to
Section 4.1 of the Warrant.

         In connection with the 2-for-1 stock split effective this 11th day of February, 1997, the holder of the above-referenced Warrant is now entitled to acquire 20,000 shares of Common Stock (as defined in the Warrant) at a purchase price of $19.64285 per share.

         IN WITNESS WHEREOF, the undersigned has executed this certificate effective as of the date first above written for on behalf of Conseco, Inc.


                                                 CONSECO, INC.



                                                 By: /s/ Rollin M. Dick
                                                    ----------------------------
                                                    Rollin M. Dick
                                                    Executive Vice President and
                                                    Chief Financial Officer